                                                                    EXHIBIT 10.2


October 9, 1997


Dear Mr. Murchison:

This letter will confirm that the DTM Board of Directors has approved the payment of severance on the termination of your employment from DTM Corporation on the following terms and conditions.

The compensation and benefits that will be paid to you pursuant to this letter are in lieu of any benefits you would otherwise receive under any separation plan, policy, or practice of the Company, and are provided to you as consideration for your execution of the attached Release prior to the payment of such benefits. Inasmuch as the compensation and benefits provided herein are greater than those to which you would otherwise be entitled, your acceptance of the arrangements outlined in this letter shall constitute a waiver of any other rights that you may have under any separation plan, policy, or practice of the Company.

1.   DATE OF RESIGNATION
     -------------------

     Your last day of active employment would be established at the time of termination, and is referred to as your "Severance Date" later in this letter, and in the attached Release. Up through that date, you will remain an active employee of the Company and will be eligible to participate in and receive all compensation and benefits to which you are currently entitled. Thereafter, you will have no status as an employee of the Company.


2.   SEPARATION PAYMENTS
     -------------------

     If your employment is terminated at the request of the Company, for reasons other than fraud, unethical conduct, or intentional misconduct on your part, your base salary as of the Severance Date will be continued through the end on the month in which the first anniversary of the Severance Date occurs. Payments will be made to you in the same amounts and at the same time as your base salary payments were made to you when you were an active employee of the Company. These payments shall be considered separation payments, and not consideration for any services rendered. You will not be required or expected to perform any additional services for the Company to receive these separation payments, but you must fulfill your obligations under this letter and the attached Release.

3.   MEDICAL, DENTAL AND LIFE INSURANCE BENEFITS.
     -------------------------------------------

     To and including your Severance Date, you will be entitled to continue to receive medical, dental, and life insurance benefits from the Company, at the same rates as those paid by active employees for such coverage. Thereafter, you will be entitled to exercise any rights to extend coverage by paying the premium as required under applicable law. You will be advised of this opportunity separately by our Human Resources administrator.

4.   EQUITY APPRECIATION PLAN
     ------------------------

     Pursuant to the terms of the DTM Equity Appreciation Plan, the stock options granted to you under this Plan will become null and void if they are not exercised by the deadlines imposed by the plan.

5.   VACATION
     --------

     The Company agrees to pay, with the first separation payment made to you, an amount representing any earned but untaken vacation hours accrued through the Severance Date, as determined from the appropriate records maintained by the Company, in accordance with Company policy.

6.   UNREIMBURSED EXPENSES
     ---------------------

     The Company agrees to pay your unreimbursed expenses, if any, incurred on behalf of the Company, upon submission by you of a properly supported expense report by not later than ten business days following your Severance Date. You agree to fully satisfy any outstanding debts to the Company and to pay in full the outstanding balance on your Corporate American Express account as promptly as possible, but in any event no later than fifteen business days following your Severance Date.

7.   COMPANY PROPERTY
     ----------------

     You must return all Company property in your possession, including, without limitation, the brochures, manual, supplies paid for by DTM, and computer system used by you in your employment at the Company, (the hardware and the software should remain loaded on the system, and any monitor and docking station, printer, and laptop each shall be included in the returned equipment). Company property must be returned no later than five business days following your Severance Date. Failure to do so will be considered theft and may be prosecuted.

8.   CONFIDENTIALITY, NON-DISCLOSURE AND NON-COMPETE PROVISIONS
     ----------------------------------------------------------

     In addition to the duties of non-disclosure set forth in the letter agreement dated ______________ between you and the Company (the "Original Agreement"), you agree not to disclose any trade secrets known to you and owned by the Company, said trade secrets including but not limited to the identity of any current customer or potential customer of the Company whose identity has become known to you during your employment with the Company, and Company proprietary information regarding technology, marketing methodologies, corporate opportunities, and acquisition prospects.

     In addition to the duties to return property to the Company set forth in the Original Agreement, you agree to return all assets and recorded expressions of any information owned by or relating to the Company, said information including but not limited to trade secrets, ideas, concepts, improvements, discoveries, inventions, and materials relating to new types of products or services. You further agree that said return of assets will be effected immediately, or within a reasonable time of not more than one calendar week after the date of your termination, by submitting said assets to either your direct supervisor or the Controller of the Company.

     For a period ending one year after your Severance Date, you agree, unless specifically requested by the Company, not to communicate directly or indirectly with, or cause communications with, any current customer, or any potential customer of the Company whose identity has become known to you during your employment with the Company, where such communication relates to the Company, rapid prototyping, or constructing three dimensional parts.

     For a period ending one year after your Severance Date, you agree that you will not, acting alone or in conjunction with others, directly or indirectly, became employed by, perform service for, or otherwise engage in any competing business which derives revenue from, or manufactures, uses, or sells, apparatus for rapid prototyping, rapid tooling or constructing three dimensional parts, whether for your own account or by soliciting, canvassing or accepting any transaction from any business. Such competing businesses include, but are not limited to, the following: (1) 3D Systems, Inc.; (2) Helisys, Inc.; (3) Stratasys, Inc.; (4) Cubital, Inc.; (5) Sanders; and (6) EOS.

     You agree that at no time in the future will you make any statements of any kind to any third party about the Company or any aspect of its business, or any of its officers, directors, employees, or others associated in any way with the Company, which are or could reasonably be regarded as disparaging, derogatory, defamatory, or otherwise negative. You agree that you will not disclose to any third party the provisions of this letter agreement.

     For purposes of this Section 8, "Company" shall include the Company, and its successors, assigns, divisions, parents, related or affiliated companies, including The B.F. Goodrich Company, and the officers, directors, shareholders, employees, agents and counsel of both the Company and all related and affiliated companies, including The B.F. Goodrich Company, including, without limitation, all management and supervisory employees. The terms and agreements set forth in this Paragraph 8 shall, except as stated otherwise, survive the completion of the obligations contained in this letter agreement.

9.   REFERENCES
     ----------

     The Company will provide to any third parties information about your dates of employment and your compensation level, but will provide no information about your performance.

10.  ASSISTANCE TO THE COMPANY
     -------------------------

     You agree to be available after your resignation to answer questions and assist in locating files, data or information regarding the work you have been doing for the Company, upon reasonable request by the Company. You also agree to make yourself available upon request by the Company to assist the Company in the transaction of any active matters on which you are currently working and the prosecution or defense of any litigation involving the Company concerning any matter of which you have knowledge as a result of your position within the Company. You will be reimbursed for travel and will receive a per diem equivalent to the daily rate of your base pay as of the Severance Date, for the days you provide such service.

11.  WITHHOLDING TAXES
     -----------------

     All payments made to you under this letter agreement will be subject to any applicable federal, state and local tax withholding requirements.

12.  RELEASE
     -------

     The Company's obligation to provide the foregoing termination payments and benefits to you are subject to receipt from you of a Release in the form attached, in accordance with the time frames referenced in such Release. The Company reserves the right to defer making any payment hereunder until the signed Release has been delivered and such time frames have expired.

This letter sets forth our full understanding regarding the compensation and benefits that will be available to you following your severance of employment with the Company. If you agree to the foregoing, please sign both copies of the agreement and the attached Release and return one of each to me. This agreement will become effective only if it and the Release are executed by you and returned to me on or prior to October ___, 1997. If you do not do so, the Company's offer to provide the compensation and benefits described in this letter agreement shall be deemed automatically withdrawn. Further, if this letter agreement becomes effective, and you breach any of its terms and conditions, the Company shall have the right to terminate any remaining payments to you hereunder, and to recover any amounts previously paid under this letter agreement, as well as any additional damages arising as a result of your breach.

                                Very truly yours,

                                DTM Corporation


                                By:
                                   --------------------------------------------
                                       D. Lee Tobler
                                       Chairman of the Board
Accepted and Agreed by:

By signing below I certify that I have read each provision of the foregoing letter agreement, as well as the attached Release; that I understand their meaning and consequences; that I have had appropriate time to consult advisors and consider signing; and that I am signing of my own free will, without pressure from the Company, or duress.



----------------------------------
John S. Murchison, III


----------------------------------
Date

                                    RELEASE
                                    -------

This Release is given in exchange for my receipt of the enhanced severance benefits which are being offered to me, pursuant to the terms of a letter agreement provided to me by DTM Corporation (the "Company") dated October __, 1997 to which this Release is attached. I acknowledge having received this letter agreement and having had a sufficient opportunity to review and consider it and to meet with a Human Resources representative of the Company to discuss its contents, and I agree that in exchange for the benefits described therein, I will be bound by the conditions set forth in that letter. I further acknowledge that the benefits of the enhanced severance benefits represent substantial consideration over and above those to which I would otherwise be entitled under any plan, program or practice for severance or termination benefits provided or maintained by the Company at any time.

I hereby release and discharge the Company from any and all liabilities, claims, causes of action, demands, and damages of any kind, whether known or unknown, arising out of or related in any way to any aspect of my employment, including the termination of my employment. This release includes, but is not limited to, any claim of discrimination on any basis, including race, color, national origin, religion, sex, disability, or age, arising under any federal, state, or local statute, ordinance, order or law, including the Age Discrimination in Employment Act. The release also includes, but is not limited to, any claim that the Company breached any contract or promise, express or implied, made to me concerning my employment, or any term or condition of my employment, and any claim of tortious conduct by the Company with respect to any aspect of my employment, including the termination of my employment.

Notwithstanding anything contained in this Release to the contrary, this Release shall not be construed as a waiver of my rights to any vested benefits under the terms of any tax-qualified retirement plans of the Company in which I have been a participant during my employment. I acknowledge, however, that the enhanced severance benefits are being provided to me in lieu of, and not in addition to, the benefits of any severance or termination plan, program, or practice of the Company.

I further agree that this Release shall also be binding on my spouse, dependent children, heirs, successors, assigns and legal representatives, and that the Release shall release the Company, and its successors, assigns, divisions, parents, related or affiliated companies, officers, directors, plan trustees, shareholders, employees, agents and counsel, including, without limitation, all management and supervisory employees. (The term "Company", whenever used in the Release, shall refer to all such persons and entities.) If any provision of this Release is declared invalid or unenforceable, the remaining portions of the Release shall not be affected thereby, and shall be enforced.

I, THE UNDERSIGNED EMPLOYEE, HAVE READ AND FULLY UNDERSTAND THE CONTENTS OF THIS RELEASE. I ACKNOWLEDGE THAT I HAVE BEEN GIVEN AT LEAST 7 DAYS TO CONSIDER THE RELEASE, TO DISCUSS IT WITH A HUMAN RESOURCES REPRESENTATIVE OF THE COMPANY, AND TO CONSULT WITH PROFESSIONAL ADVISERS, INCLUDING AN ATTORNEY OF MY CHOOSING REGARDING IT.

I FURTHER UNDERSTAND THAT I HAVE A PERIOD OF SEVEN DAYS, BEGINNING ON THE DAY I SIGN THIS RELEASE, DURING WHICH I MAY REVOKE MY ACCEPTANCE OF THE RELEASE. THIS RELEASE WILL NOT BECOME EFFECTIVE UNTIL SEVEN DAYS AFTER I HAVE SIGNED IT.

I have signed this Release on this _____ day of ____________, 199_.





                                        ____________________________________
                                               Employee Name